Filed pursuant to Rule 424(b)(3)
Registration No. 333- 158968
PROSPECTUS SUPPLEMENT NO. 1
RXi PHARMACEUTICALS CORPORATION
     This prospectus supplement amends the prospectus included in the registration statement on Form S-3 filed May 4, 2009 and declared effective May 22, 2009, related to the resale from time to time by a stockholder of up to 500,000 shares of common stock of RXi Pharmaceuticals Corporation (the “Company”) and the offer and sale from time to time by the Company of up to $30,000,000 of securities of the Company which may take the form of equity, debt or warrants (the “Prospectus”).
     This prospectus supplement provides supplemental information to the Prospectus concerning the Plan of Distribution. The fifth paragraph in the section “Plan of Distribution – Secondary Securities” on page 7 of the Prospectus is replaced with the following:
“CytRx and any broker-dealers or agents that participate in the sale of the Secondary Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Under no circumstances will any fees, discounts, commissions or concessions received by any FINRA member or independent broker-dealer exceed eight percent of the gross proceeds to CytRx in any offering in the United States of the Secondary Securities covered by the prospectus. CytRx is subject to the prospectus delivery requirements of the Securities Act.”
     This prospectus supplement should be read in conjunction with the Prospectus which is to be delivered with this prospectus supplement.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
June 25, 2009